Exhibit 99.1

         Catalyst Semiconductor Reports 4th Quarter, Year-End Results; Annual Revenue Up 31% With 6th Consecutive Year of Profitability

    SUNNYVALE, Calif.--(BUSINESS WIRE)--May 27, 2004--Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fiscal fourth quarter ended April 30, 2004.
    For the fiscal fourth quarter ended April 30, 2004, Catalyst had net income of $5.6 million, or $0.29 per diluted share -- including a tax benefit of $2.2 million, or $0.14 per share -- on revenues of $16.8 million. This compares with net income of $4.0 million, or $0.22 per diluted share -- including a tax benefit of $2.7 million, or $0.16 per share -- on revenues of $12.5 million in the year-ago quarter ended April 30, 2003. In the preceding quarter ended January 31, 2004, the Company reported net income of $2.4 million, or $0.12 per diluted share, on revenues of $16.9 million.
    During the fourth quarter, the deferred gross margin on shipments increased $1.5 million as inventories increased sharply at distributors.
    As of April 30, 2004, Catalyst had cash, cash equivalents and short-term investments of $33.8 million, a decrease of $1.1 million compared to the previous quarter as $4.1 million of cash was used to repurchase common stock.
    Gross margin for the quarter ended April 30, 2004 was 49.0%, compared to 46.0% for the previous quarter and 42.3% one year ago. Fourth quarter sales reflected a better mix of new products and stronger overall ASPs compared to the third quarter, and included increased sales of reserved inventory and decreased royalty expense related to the settlement of a dispute with Philips announced in the third quarter.
    The company reversed its valuation allowance against its deferred tax assets during the fourth quarter of fiscal 2004. This resulted in a fourth quarter income tax benefit of $2.2 million and a $5.1 million increase in shareholders equity for the benefit related to employee stock options.
    Research and development expense increased 3% from the previous quarter, while overall operating expense were flat compared to the previous quarter. Other highlights of the quarter included:

    -- Fourth-quarter shipments from analog/mixed signal products grew to $705,000 or 4.2% of total revenues, compared with $432,000 or 2.6% of revenues in the prior quarter;

    -- Shipping more than 1 million microprocessor supervisors per quarter, up from nearly zero two quarters ago;

    -- Ramping up production in a new, more advanced process, for EEPROM memory products

    -- Repurchasing of 600,000 shares of Company common stock from Elex, N.V. at $6.77 per share.

    Management Comments & Outlook

    "Here we are at the end of a very rewarding fiscal year; we managed to grow our revenue from $48.2 million in FY 2003 to more than $63.5 million in fiscal 2004, and added the sixth consecutive profitable year to our growing list of achievements. For the last three quarters, we shipped at a rate of more than 100 million units per quarter and we are prepared to increase this number if market conditions require. We are excited by the progress being made in both growing the revenue from our analog/mixed signal products and in our increasing involvement with customers on the design of customized, next-generation versions of such products. This revenue growth helps us increase profit margins and grow overall revenues, and also strengthens our position as supplier of a wide base of products to our customers," said Gelu Voicu, president and chief executive officer.

    12-Month Results

    For the 12 months ended April 30, 2004, Catalyst had net income of $9.4 million, or $0.48 per diluted share on revenues of $63.5 million. This compares with net income of $6.3 million, or $0.34 per share, on revenues of $48.2 million for fiscal year 2003. Gross margin for fiscal year 2004 was 41.2% compared to 41.1% for fiscal year 2003. Gross margin for fiscal 2004 reflects higher sales volume at lower ASPs. In 2004, the Company recognized $1.4 million of royalty expense related to the settlement with Philips and a $1.1 million benefit, compared to $495,000 in 2003, related to the sales of previously reserved inventory.

    Investor Conference Call

    The Company will conduct a conference call on the fourth fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.companyboardroom.com, or by dialing (800) 865-4425 (domestic only). A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Pacific) on June 4, 2004 at the company's Web site or by dialing (877) 519-4471 (domestic) or (973) 341-3080 (international), entering reservation number 4774022 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Analog/Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com

    Certain statements in this press release, including statements regarding increasing future revenues and profit margins, introducing new products, increasing revenues, shipments and market share, and adding new customers, and reducing manufacturing costs, are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause the forward looking statements and Catalyst's results to differ materially, include, without limitation: increased competition in the markets for Catalyst's products leading to decreased average selling prices; the continued growth of the markets for Catalyst's products; market acceptance and demand for Catalyst's new products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of our new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.



                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                      April    April
                                                       30,      30,
                                                       2004     2003
                                                     -------- --------
                       ASSETS
Current assets:
 Cash and cash equivalents                           $17,245   $7,828
 Short-term investments                               16,564   20,078
 Accounts receivable, net                             12,547    7,863
 Inventories                                           6,960    8,423
 Deferred tax assets                                   5,024    1,914
 Other assets                                            875    1,146
                                                     -------- --------
     Total current assets                             59,215   47,252

Property and equipment, net                            3,334    3,091
Deferred tax assets                                    4,098        0
Other assets                                             218      245
                                                     -------- --------
     Total assets                                    $66,865  $50,588
                                                     ======== ========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                     $5,016   $3,692
 Accrued expenses                                      3,782    3,126
 Deferred gross profit on shipments to distributors    4,079    1,417
                                                     -------- --------
     Total current liabilities                        12,877    8,235

Total stockholders' equity                            53,988   42,353
                                                     -------- --------
     Total liabilities and stockholders' equity      $66,865  $50,588
                                                     ======== ========




       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                     Three Months     Twelve Months
                                         Ended             Ended
                                   ----------------- -----------------
                                    April    April    April    April
                                     30,      30,      30,      30,
                                     2004     2003     2004     2003
                                   ----------------- -----------------

Net revenue                        $16,838  $12,510  $63,538  $48,221

Cost of revenues                     8,580    7,214   37,375   28,396
                                   -------- -------- -------- --------
Gross profit                         8,258    5,296   26,163   19,825

Research and development             1,996    1,470    7,130    5,223
Selling, general and administration  2,938    2,687   11,453   10,020
                                   -------- -------- -------- --------
Operating income                     3,324    1,139    7,580    4,582

Net interest income                     97      145      379      382
                                   -------- -------- -------- --------
Income before taxes                  3,421    1,284    7,959    4,964

Income tax benefit                   2,179    2,717    1,408    1,354
                                   -------- -------- -------- --------

Net income                          $5,600   $4,001   $9,367   $6,318
                                   ======== ======== ======== ========

Net income per share:
    Basic                            $0.33    $0.24    $0.57    $0.38
                                   ======== ======== ======== ========

    Diluted                          $0.29    $0.22    $0.48    $0.34
                                   ======== ======== ======== ========

Weighted average common shares
    Basic                           16,806   16,721   16,567   16,721
                                   ======== ======== ======== ========

    Diluted                         19,593   18,339   19,411   18,339
                                   ======== ======== ======== ========


    CONTACT: Catalyst Semiconductor, Inc.
             Joan Vargas, 408-542-1051
             joan.vargas@catsemi.com